Exhibit 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2016 FOURTH QUARTER AND FULL YEAR RESULTS

•	Generated Fourth Quarter Net Income of $189 Million, $1.42 Per Share
•	Increased Fourth Quarter Non-GAAP Earnings Per Share 18 Percent to $1.37
•	Fourth Quarter Comparable-Store Sales Increased 5.0 Percent
•	Annual Sales and Profit Were Highest Ever as Athletic Company

NEW YORK, NY, February 24, 2017 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its fourth quarter and full year ended January 28, 2017.

Fourth Quarter Results

Net income for the Company’s fourth quarter ended January 28, 2017 was $189 million, or $1.42 per share, compared with net income of $158 million, or $1.14 per share in the same period of 2015.

Fourth quarter comparable-store sales increased 5.0 percent. Total sales increased 5.3 percent, to $2,113 million this year, compared with sales of $2,007 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the fourth quarter increased 6.1 percent. The Company’s gross margin rate improved to 33.7 percent of sales from 33.6 percent a year ago, and the selling, general, and administrative expense rate improved 60 basis points to 18.7 percent of sales.

“Generating our seventh consecutive year of meaningful sales and profit growth is a strong testament to Foot Locker, Inc.’s solid position at the center of sneaker culture,” said Richard Johnson, Chairman of the Board and Chief Executive Officer. “All credit goes to the incredibly talented team of associates we have around the world, and I want to thank them sincerely for another outstanding performance in 2016. Due in part to the change in the cadence of income tax refund check distribution, we are facing a challenging retail sales environment as we enter 2017; however, we believe the strategic initiatives we have in place, coupled with our strong vendor relationships, will enable us to deliver another year of record performance.”

Non-GAAP Adjustments

During the fourth quarter, the Company’s tax expense was affected by two non-recurring items. The first was a tax rate change in France which caused the Company to lower the value of certain deferred tax assets by $2 million, decreasing GAAP earnings by two cents per share. The second item stems from new regulations issued under Section 987 of the U.S. tax code which required the Company to record a non-cash $9 million reduction in tax expense related to foreign currency translation gains and losses of foreign businesses operated as branches. This tax benefit increased our GAAP earnings by seven cents per share.

Excluding these items, the Company earned $1.37 per share this quarter on a non-GAAP basis, an 18 percent increase over the non-GAAP earnings of $1.16 per share in the comparable 13-week period in 2015. A reconciliation of GAAP to non-GAAP results is included in the tables below.

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Fiscal Year Results

Sales for 2016 were $7,766 million, an increase of 4.8 percent compared to sales of $7,412 million in fiscal 2015. Full-year comparable store sales increased 4.3 percent. Excluding the effect of foreign currency fluctuations, total sales increased 5.2 percent.

The Company’s net income increased to $664 million in 2016, or $4.91 per share, compared to net income of $541 million, or $3.84 per share in 2015. On a non-GAAP basis, earnings per share totaled $4.82 in 2016, a 12 percent increase over last year.

“We continued to make substantial progress in 2016 towards our long-term goals,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “Our Earnings Before Interest and Taxes surpassed $1 billion for the first time in our history and the EBIT rate improved to 13 percent of sales. Our adjusted net income margin increased to 8.4 percent and our sales per gross square foot reached $515. Although we currently face a softer sales environment than at this time last year, we are planning for a mid-single digit comparable sales gain and a double-digit earnings per share increase for the full year of 2017.”

Financial Position

At January 28, 2017, the Company’s merchandise inventories were $1,307 million, 1.7 percent higher than at the end of the fourth quarter last year. Using constant currencies, inventory increased 2.0 percent.

The Company’s cash totaled $1,046 million, while the debt on its balance sheet was $127 million. The Company spent $80 million to repurchase 1.1 million shares during the quarter and paid a quarterly dividend of $0.275 per share. For the full year, the Company invested $284 million in its store fleet, its digital platform, and infrastructure. The Company also returned $579 million to shareholders between its stock repurchase program and dividends, spending $432 million to repurchase 7.0 million shares, and paying $147 million in dividends.

“As announced last week, our Board of Directors authorized another double-digit percentage increase in our quarterly dividend and a new share repurchase program that is 20 percent larger than our prior program,” added Ms. Peters. “Our excellent financial position has enabled us to both return substantial amounts of cash to our shareholders while also sustaining a strong, $277 million capital investment program in 2017.”

Store Base Update

During the fourth quarter, the Company opened 20 new stores, remodeled or relocated 59 stores, and closed 51 stores. As of January 28, 2017, the Company operated 3,363 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 59 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 15 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, February 24, 2017, to review these results and provide its initial outlook for 2017, comment on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-954-0597 (U.S. and Canada) or +44 203-300-0088 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through March 17, 2017.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2015 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended January 28, 2017 and January 30, 2016

(In millions, except per share amounts)

	Fourth Quarter 2016	Fourth Quarter 2015	Full Year 2016	Full Year 2015
Sales	$2,113	$2,007	$7,766	$7,412

Cost of sales	1,400	1,332	5,130	4,907
SG&A	395	387	1,472	1,415
Depreciation and amortization	40	39	158	148
Impairment and litigation charges (1) (2) (3)	-	5	6	105
Interest expense, net	-	1	2	4
Other income	(3)	(2)	(6)	(4)
	1,832	1,762	6,762	6,575

Income before taxes	$281	$245	$1,004	$837
Income tax expense	92	87	340	296
Net income	$189	$158	$664	$541

Diluted EPS	$1.42	$1.14	$4.91	$3.84
Wtg.avg. diluted shares outstanding	133.3	138.9	135.1	140.8

Income before taxes plus interest expense (EBIT)	$281	$246	$1,006	$841

The Company presents non-GAAP financial information because it believes the information assists investors in comparing our performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. The Company uses the marginal tax rate in effect in each local jurisdiction to calculate the tax effect of non-GAAP items.

	Fourth Quarter 2016		Fourth Quarter 2015		Full Year 2016		Full Year 2015
	After- tax	EPS	After- tax	EPS	After- tax	EPS	After- tax	EPS
GAAP net income and Diluted EPS	$189	$1.42	$158	$1.14	$664	$4.91	$541	$3.84
After-tax impairment charges (1) (2)	-	-	4	0.02	5	0.03	4	0.02
After-tax litigation charge (3)	-	-	-	-	-	-	61	0.43
Tax-related adjustments (4) (5)	(7)	(0.05)	-	-	(17)	(0.12)	-	-
Non-GAAP results	$182	$1.37	$162	$1.16	$652	$4.82	$606	$4.29

Footnotes to explain adjustments

(1)	In the third quarter of 2016, the Company recorded a $6 million impairment charge ($5 million after tax) associated with underperforming store assets of Runners Point and Sidestep.
(2)	The fourth quarter of 2015 includes the $5 million impairment ($4 million after tax) of Runners Point Group assets.
(3)	In the third quarter of 2015, the Company recorded a $100 million pension litigation charge ($61 million after tax). The matter remains under appeal, and there is no assurance that the ultimate resolution will not differ from the amount currently accrued by the Company.
(4)	In the fourth quarter of 2016, the Company recorded a tax expense of $2 million due to a tax rate change in France. Additionally in the fourth quarter, the Company reduced its tax expense by $9 million stemming from new regulations issued under Internal Revenue Code §987. These regulations require the Company to change its method for determining the tax effects of foreign currency translation gains and losses of our foreign businesses that are operated as branches.
(5)	During the third quarter of 2016, the Company’s scheduled triennial reassessment of the value of the intellectual property provided to our European business by Foot Locker in the U.S. resulted in a $10 million tax reduction.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	January 28, 2017	January 30, 2016
Assets

CURRENT ASSETS
Cash and cash equivalents	$1,046	$1,021
Merchandise inventories	1,307	1,285
Other current assets	280	300
	2,641	2,606

Property and equipment, net	765	661
Deferred tax assets	161	234
Other assets	281	274
	$3,840	$3,775

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$249	$279
Accrued and other liabilities	363	420
Current portion of capital lease obligations	-	1
	612	700

Long-term debt and obligations under capital leases	127	129
Other liabilities	391	393
SHAREHOLDERS’ EQUITY	2,710	2,553
	$3,840	$3,775

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 30, 2016	Opened	Closed	January 28, 2017	Relocations/ Remodels
Foot Locker US	971	10	33	948	73
Foot Locker Europe	606	22	6	622	43
Foot Locker Canada	125	1	7	119	10
Foot Locker Asia Pacific	94	3	2	95	9
Lady Foot Locker	156	-	32	124	1
SIX:02	30	1	1	30	-
Kids Foot Locker	374	45	8	411	26
Footaction	268	5	12	261	17
Champs Sports	550	7	12	545	36
Runners Point	121	2	1	122	2
Sidestep	88	-	2	86	1
Total	3,383	96	116	3,363	218

Selling and gross square footage are as follows:

	January 30, 2016		January 28, 2017
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,451	4,234	2,453	4,250
Foot Locker Europe	863	1,884	907	1,971
Foot Locker Canada	279	435	265	432
Foot Locker Asia Pacific	128	210	134	220
Lady Foot Locker	208	352	167	280
SIX:02	62	101	61	101
Kids Foot Locker	602	1,029	688	1,175
Footaction	800	1,303	786	1,309
Champs Sports	1,947	2,972	1,930	2,978
Runners Point	158	259	162	267
Sidestep	82	139	81	135
Total	7,580	12,918	7,634	13,118

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